EXHIBIT 23.2

INDEPENDENT AUDITORS' CONSENT

The Board of Directors
DENTSPLY International, Inc.

We consent to the use of our report dated February 9, 1996, relating to the statement of net assets to be acquired as of December 31, 1995 and the statements of revenues and expenses for the years ended December 31, 1994 and 1995 of the Gendex Medical Division of DENTSPLY International, Inc. incorporated herein by reference from the Del Global Technologies Corp. Prospectus filed on June 7, 1996, and to the reference to our firm under the heading "Experts" in this prospectus.


                                                        KPMG Peat Marwick LLP

Chicago, Illinois
July  30, 1996




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